Exhibit 21

Nabors Industries Ltd. and Subsidiaries
Significant Subsidiaries

Subsidiary
Nabors Drilling International Limited
Nabors International Management Limited
Nabors Blue Shield Ltd.
Nabors Global Holdings II Ltd.
Nabors Global Holdings Limited
Nabors International Finance Inc.
Nabors Industries, Inc.
Nabors Drilling Technologies USA, Inc.
Nabors Lux Finance 1 S.a.r.l.
Nabors Lux 2 S.a.r.l.
Nabors Holdings Ltd.
Nabors Drilling Holdings Inc.
Nabors Yellow Reef Ltd.
Nabors International Netherlands B.V.
Saudi Aramco Nabors Drilling Company